UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On January 26, 2017, Ophthotech Corporation (the “Company”) issued a notice of termination under the Lease Agreement, dated as of September 30, 2007, between the Company and One Penn Plaza LLC, as previously supplemented and amended (as so supplemented and amended, the “Lease”) for office space at One Penn Plaza in New York, New York.  The termination of the Lease triggered an early termination payment by the Company of approximately $870,000 and will be effective in January 2018, through which time the Company will be responsible for paying continuing rental fees, as well as taxes, operating expenses and utility and other charges related to the leased premises.  The Company does not have any other material relationship with the landlord under the Lease.

On January 26, 2017, the Company issued a notice of termination under the Sublease Agreement between the Company and Otsuka America Pharmaceutical, Inc. (the “Sublease”) for office space at One University Square, Princeton, New Jersey.  The termination of the Sublease triggered an early termination payment by the Company of approximately $1.2 million and will be effective in February 2018, through which time the Company will be responsible for paying continuing rental fees, as well as taxes, operating expenses and utility and other charges related to the subleased premises.  The Company does not have any other material relationship with the sublandlord under the Sublease.

On January 26, 2017, the Company issued a notice of termination under its Office Lease Agreement between the Company and PSN Partners, L.P. (the “Office Lease”) for office space in Palmer Square in Princeton, New Jersey.  The termination of the Office Lease did not trigger any early termination payment and will be effective in October 2017, through which time the Company will be responsible for paying continuing rental fees.  The Company does not have any other material relationship with the landlord under the Office Lease.

The Company issued the termination notices described above in connection with the implementation of its previously announced reduction in personnel and focus on an updated business plan.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)          Appointment of Glenn Sblendorio as President

As part of implementing the Company’s updated business plan, on January 30, 2017, Glenn P. Sblendorio, age 60, was appointed as President of the Company, effective immediately. Mr. Sblendorio also will continue to serve as Chief Financial Officer and Treasurer of the Company.

Mr. Sblendorio previously served as the Company’s Executive Vice President and Chief Operating Officer from April 1, 2016 to January 29, 2017, during which time he also served as Chief Financial Officer and Treasurer.  Mr. Sblendorio served as a member of the Company’s Board of Directors (the “Board”) from July 2013 through March 2016. Prior to joining the Company, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company, as well as Ophthotech. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

(b)           Appointment of Keith Westby as Senior Vice President and Chief Operating Officer

On January 30, 2017, Keith Westby, age 42, was appointed as Senior Vice President and Chief Operating Officer of the Company, effective immediately. Mr. Westby joined the Company in 2007 and previously served as Senior Vice President of Development Operations from October 2014 to January 2017, as Vice President, Program Management and Business Operations from December 2012 to September 2014 and Senior Director, Project Management from August 2007 to December 2012. Prior to joining the Company, Mr. Westby served as Director, Project and Alliance Management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including Director, Alliance & Project Management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a Senior Consultant. Mr. Westby received a B.S. in Physics from the State University of New York, College at Geneseo, an M.S. in Engineering Management from Drexel University and an M.B.A. from Columbia Business School.

In connection with his appointment, the Board, following approval and recommendation from the Compensation Committee of the Board, approved an increase in Mr. Westby’s annual base salary to $325,000 for 2017 and an increase in his annual target short-term cash incentive compensation of up to 40% of base salary.

In connection with his appointment, the Board, following approval and recommendation from the Compensation Committee of the Board, approved the following severance benefits for Mr. Westby.  In the event that Mr. Westby’s employment is terminated without cause or if Mr. Westby terminates his employment for good reason within one year following a “change in control event” (as such term is defined in the Company’s 2013 Stock Incentive Plan), Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; his target annual short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Westby elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Westby’s employment is terminated without cause or if Mr. Westby terminates his employment with the Company for good reason absent a “change in control event,” Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Westby elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a general release of claims in favor of the Company and its affiliates and will be memorialized in a severance agreement to be entered into with Mr. Westby.

Mr. Westby is also party to an invention assignment, non-disclosure, non-competition and non-solicitation agreement in his capacity as an employee of the Company.

In addition, in connection with Mr. Westby’s appointment, the Company will enter into an indemnification agreement with Mr. Westby in the form that the Company has entered into with its other executive officers.  This agreement will provide that the Company will indemnify Mr. Westby to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company or in connection with his service at our request for another corporation or entity. Such agreement will also provide for procedures that will apply in the event that Mr. Westby makes a claim for indemnification and establish certain presumptions that are favorable to Mr. Westby, and may require us to indemnify Mr. Westby for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an executive officer of the Company.

(c)           Option Awards

Effective as of January 30, 2017, the Board, following approval and recommendation from the Compensation Committee of the Board, approved the following annual equity grants under the Company’s 2013 Stock Incentive Plan consisting of stock options for the specified number of shares of common stock to the Company’s executive officers:

Name	Title	Stock Options (1)
David R. Guyer	Chief Executive Officer	260,000
Glenn P. Sblendorio	President, Chief Financial Officer and Treasurer	260,000
Keith Westby	Senior Vice President and Chief Operating Officer	60,000
Barbara Wood	Senior Vice President, General Counsel and Secretary	38,000

(1)                                 Subject to such officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan, each of these stock option awards will vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.  The exercise price for these stock option awards is $4.52, which was the closing sale price for the Company’s common stock on the NASDAQ Global Select Market on the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: February 1, 2017	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and
Secretary